Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BancTrust Financial Group, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-71910, 333-87659, 333-76575, 333-106621, 333-143806 and 333-158410) on Form S-8 and (Nos. 333-115129 and 333-153871) on Form S-3 of BancTrust Financial Group, Inc. of our report dated March 17, 2008, with respect to the consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows of BancTrust Financial Group, Inc. and subsidiaries (the Company)for the year ended December 31, 2007.

Our report on the Company’s consolidated financial statements refers to the Company’s change in accounting for uncertainties in income taxes during 2007.

/s/KPMG

Birmingham, Alabama
March 17, 2010